Exhibit 99

Corn Products International, Inc.

Westchester, Ill 60154

NEWS RELEASE

CONTACT:
Investors: Aaron Hoffman, 708-551-2592
Media: Mark Lindley, 708-551-2602

CORN PRODUCTS INTERNATIONAL REPORTS 2010 FOURTH QUARTER AND FULL YEAR RESULTS

•                  Fourth quarter 2010 reported EPS declined 9 percent from $0.74 to $0.67

•                  Fourth quarter 2010 adjusted EPS rose 42 percent from $0.74 to $1.05

•                  Full year 2010 reported EPS was up 307 percent from $0.54 to $2.20

•                  Full year 2010 adjusted EPS increased 61 percent from $2.01 to $3.24

WESTCHESTER, Ill., February 17, 2011 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of ingredient solutions to diversified industries, today reported that fourth quarter diluted earnings per share (EPS) declined 9 percent to $0.67 compared to $0.74.  The fourth quarter of 2010 included $0.38 of charges resulting from acquisition, integration and other costs related to National Starch.  Excluding these items, adjusted EPS rose 42 percent from $0.74 to $1.05 in the quarter.

For the full year, reported EPS was up 307 percent to $2.20 from $0.54 in 2009.  Full year 2009 EPS included $1.47 of impairment and restructuring charges while full year 2010 included $1.04 of charges related to impairment and restructuring expenses as well as acquisition, integration and other costs related to National Starch.  Excluding these items from both periods, full year adjusted EPS was up 61 percent from $2.01 to $3.24 for the year.  For both the quarter and full year, National Starch operations had an estimated positive EPS impact of $0.23.

“We’re pleased to report strong results for the full year, primarily driven by organic volume growth, lower input costs, higher utilization rates and the impact of owning National Starch for the entire fourth quarter,” said Ilene Gordon, Chairman, President and Chief Executive Officer.  “Our performance reflects the ongoing benefits of executing against our Strategic Blueprint and achieving meaningful cost reductions.  Looking ahead, we see

—more—

substantial opportunities to generate further growth from an improving portfolio particularly in specialty products from National Starch as well as ongoing geographic expansion.”

Financial Review

Net Sales

Fourth quarter net sales rose 47 percent from $959 million to $1.41 billion.  The increase is attributable to higher volumes of $416 million which were largely a result of an incremental $351 million of sales associated with the National Starch business, $20 million of improved pricing and $12 million from favorable foreign exchange rates.  The company managed through higher input costs while also delivering incremental volumes in all regions.

Net sales for the full year rose 19 percent from $3.67 billion to $4.37 billion, driven by $772 million of incremental volume of which $351 million relates to National Starch, and a $161 million benefit from foreign exchange.  These amounts were partially offset by a $238 million decline in price/mix, reflecting the normal relationship between lower corn costs and the corresponding decline in selling prices.

Gross Profit

Gross profit increased by 51 percent in the fourth quarter from $163 million to $246 million, expanding the gross profit margin from 17.0 percent in the year ago period to 17.5 percent this year.  The improvement in gross profit and gross profit margin was primarily driven by the National Starch business and the improvement in North America, South America and Asia.

For the full year, gross profit rose 39 percent from $520 million to $724 million and gross profit margin increased to 16.6 percent compared to 14.2 percent in 2009.  This was largely a result of organic volume growth, better utilization rates, lower input costs and the National Starch business.

Operating Income

Fourth quarter operating income was up 4 percent from $99 million to $103 million.  On an adjusted basis, excluding acquisition costs of $18 million and charges of $28 million largely related to the fair value mark-up of acquired inventory, non-GAAP operating income for the fourth quarter was $148 million, up 49 percent from $99 million in the same period last year.  The primary driver of the increase was $42 million of incremental operating income from the National Starch business.  Organic volume growth, improved price/mix and favorable foreign exchange rates also contributed to the increase.

Operating income for the full year increased 122 percent from $153 million to $339 million.  Non-GAAP operating income, adjusted to exclude restructuring and acquisition-related costs, rose 53 percent from $278 million to $426 million.

Financial and Business Highlights

•                  Cash provided by operations was $394 million in 2010, compared with $586 million in 2009.  The decrease in operating cash flow primarily reflects a reduction in cash from working capital.  The decline in cash from working capital was the result of a $224 million year-over-year change in margin accounts related to corn futures and option contracts.

•                  For the full year, capital expenditures, net of disposals, rose $15 million to $156 million from $141 million in 2009.  The higher spending was focused on the North and South American businesses to add capacity for growth initiatives and to reduce costs.

•                  Net financing costs in the fourth quarter were $22 million compared to $6 million last year.  For the full year, net financing costs were $64 million compared to $38 million in 2009.  The increase in both periods primarily relates to costs associated with financing of the National Starch acquisition.

•                  The effective tax rate as reported was 33.4 percent for the quarter compared to 38.2 percent in the year-ago quarter and 36.1 percent for the full year compared to 59.5 percent for 2009.

•                  At December 31, 2010, total debt and cash and cash equivalents were $1.77 billion and $302 million, respectively, versus $544 million and $175 million, respectively, at year-end 2009.  The increase in debt relates to the acquisition of National Starch.

Business Review

As a result of the acquisition of National Starch, the Company has added a new region called Europe.

North America

Fourth Quarter 2010

North American net sales rose 33 percent from $554 million to $738 million.  The increase came from stronger volumes of $203 million, including $168 million from National Starch, along with slightly favorable foreign exchange rates offset by a $24 million reduction in price/mix.  The price/mix reduction reflects the normal relationship between lower corn costs and the corresponding decline in selling prices.

Operating income was $84 million, up 36 percent compared to $62 million in the year-ago period, driven by the incremental operating income from the National Starch business.  Operating margin increased from 11.2 percent to 11.4 percent as result of the addition of higher-margin products sold by National Starch.

Full year 2010

Net sales increased 8 percent from $2.27 billion to $2.44 billion for the full year.  This increase was driven by stronger volumes resulting from the inclusion of the National Starch business, organic growth particularly in Canada and Mexico and favorable exchange rates.  This was partially offset by lower price/mix.

Full year operating income was $249 million, an increase of 41 percent compared to $177 million in 2009.   About a third of the increase relates to the National Starch business.  The remaining change is primarily a result of organic volume growth, lower input costs and improved utilization rates.

South America

Fourth Quarter 2010

South American sales in the quarter were $367 million, an increase of 23 percent compared to $298 million in the prior-year quarter as sales increased throughout the region.  The increase came from $36 million of higher volumes, including $21 million from National Starch, $26 million of stronger price/mix, and $6 million of favorable foreign exchange rates.  Sales to the brewing, confectionary, processed food and paper industries all experienced growth.

Operating income was $50 million, up 7 percent from $47 million in the year-ago period.  The increase in operating income primarily resulted from improved price/mix and organic volume growth.

Full year 2010

Sales in South America were $1.24 billion, up 23 percent compared to $1.01 billion in 2009, as a result of $101 million of favorable foreign exchange rates and $137 million of higher volumes including $21 million of incremental sales related to National Starch, partially offset by lower price/mix of $9 million.  Volume growth was especially strong in the brewing, confectionary, food and industrial businesses.

South American operating income was $163 million, an increase of 18 percent over $138 million in 2009, primarily reflecting strong volumes and the positive impact of foreign exchange rates.  National Starch had minimal impact on the region’s results.

Asia Africa

Fourth Quarter 2010

In the fourth quarter, net sales rose 119 percent from $106 million to $232 million, as a result of $106 million of higher volumes, including $92 million from National Starch, $17 million of improved price/mix across most major markets, and $3 million of positive currency translation.  Volumes were particularly strong in South Korea as the liquid sweetener market recovered.

Operating income grew 316 percent in the quarter from $6 million to $24 million, largely due to incremental operating income from National Starch.  Improved price/mix and organic volume growth also contributed to the increased operating income.

Full year 2010

Sales for the full year in the Asia Africa region were $617 million, an increase of 58 percent compared to $392 million, driven by stronger volumes in nearly every country and the addition of the National Starch business, higher price/mix in most markets and favorable foreign exchange.

Operating income was up 268 percent from $17 million to $62 million, primarily reflecting the earnings of National Starch, improved volume in South Korea and higher price/mix in Pakistan and Southeast Asia.

Europe

Fourth Quarter 2010

Sales and earnings for this new region solely represent the fourth quarter results of the National Starch business.  Net sales for the fourth quarter were $70 million and operating income was $3 million.

2011 Guidance

EPS for 2011 is expected to be in a range of $3.60 to $3.90.  The guidance includes the impact of the National Starch acquisition for the full year and approximately $15 million of acquisition-related synergies that are expected to be offset by about $30 million of integration costs.  The Company continues to expect to achieve synergies of $20 million on an annualized basis by the end of 2011 and $50 million on an annualized basis by the end of 2012.

The EPS guidance also does not include the impact of $58.4 million received in January 2011 from the Government of Mexico pursuant to an award rendered in the Company’s favor by a North American Free Trade Agreement (NAFTA) Tribunal in 2009.

Net sales are expected to increase to $6 billion in 2011.

The projected tax rate for the full year is between 32 percent and 34 percent.

Interest expense is expected to be between $85 and 90 million, up from $64 million in 2010 as a result of debt issued to acquire National Starch.

Capital expenditures are anticipated to be between $280 and $300 million and will support growth investment across the organization, particularly in South America.

Conference Call and Webcast

Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Ilene Gordon, Chairman, President and Chief Executive Officer, and Cheryl Beebe, Chief Financial Officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.

About the Company

Corn Products International, Inc. is a leading global ingredient provider to the food, beverage, brewing and pharmaceutical industries as well as numerous industrial sectors.  The Company produces ingredients that provide valuable solutions to customers in approximately 50 countries.  For more information, visit www.cornproducts.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; tapioca availability; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses, including National Starch; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q or 8-K.

###

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(In millions, except per share amounts)	2010	2009	%	2010	2009	%
Net sales before shipping and handling costs	$1,487.9	$1,015.8	46%	$4,631.9	$3,889.6	19%
Less: shipping and handling costs	81.1	57.2	42%	265.3	217.6	22%
Net sales	$1,406.8	$958.6	47%	$4,366.6	$3,672.0	19%
Cost of sales	1,161.2	796.0	46%	3,642.8	3,151.6	16%
Gross profit	$245.6	$162.6	51%	$723.8	$520.4	39%

Operating expenses	144.9	66.0	120%	369.5	247.5	49%
Other (income), net	(2.4)	(2.4)		(9.7)	(4.9)
Impairment / restructuring charges	0.5	—		24.5	125.0
Operating income	$102.6	$99.0	4%	$339.5	$152.8	122%
Financing costs, net	22.3	6.1	266%	64.0	37.6	70%
Income before income taxes	$80.3	$92.9	(14)%	$275.5	$115.2	139%
Provision for income taxes	26.8	35.5		99.4	68.5
Net income	$53.5	$57.4	(7)%	$176.1	$46.7	277%
Less: Net income attributable to non-controlling interests	1.5	1.1	36%	6.9	5.6	23%
Net income attributable to CPI	$52.0	$56.3	(8)%	$169.2	$41.1	312%

Earnings per Common Share Attributable to CPI Common Shareholders:

Weighted average common shares outstanding:
Basic	76.0	75.1		75.6	74.9
Diluted	77.6	75.8		76.8	75.5

Earnings per common share of CPI:
Basic	$0.68	$0.75	(9)%	$2.24	$0.55	307%
Diluted	$0.67	$0.74	(9)%	$2.20	$0.54	307%

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	December 31, 2010	December 31, 2009
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$302	$175
Accounts receivable — net	735	440
Inventories	678	394
Prepaid expenses	20	13
Deferred income tax assets	18	23
Total current assets	1,753	1,045

Property, plant and equipment — net	2,123	1,564
Goodwill and other intangible assets	999	245
Deferred income tax assets	71	3
Investments	12	10
Other assets	113	85
Total assets	$5,071	$2,952

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$88	$136
Deferred income taxes	12	9
Accounts payable and accrued liabilities	791	420
Total current liabilities	891	565

Non-current liabilities	240	142
Long-term debt	1,681	408
Deferred income taxes	249	111
Redeemable common stock (500,000 shares issued and outstanding at December 31, 2009) stated at redemption value	—	14
Share-based payments subject to redemption	8	8

Equity
CPI stockholders’ equity:
Preferred stock — authorized 25,000,000 shares-$0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares-$0.01 par value — 76,034,780 and 74,819,774 shares issued at December 31, 2010 and 2009, respectively	1	1
Additional paid-in capital	1,120	1,082
Less: Treasury stock (common stock; 11,529 and 433,596 shares at December 31, 2010 and 2009, respectively) at cost	(1)	(13)
Accumulated other comprehensive loss	(190)	(308)
Retained earnings	1,046	919
Total CPI stockholders’ equity	1,976	1,681
Non-controlling interests	26	23
Total equity	2,002	1,704

Total liabilities and equity	$5,071	$2,952

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
(In millions)	2010	2009

Cash provided by operating activities:
Net income	$176	$47
Adjustments to reconcile net income to net cash provided by operating activities:
Charge for fair value mark-up of acquired inventory	27	—
Bridge loan financing cost charge	20	—
Write-off of impaired assets	19	124
Depreciation and amortization	155	130
Decrease in margin accounts	18	242
Decrease in other trade working capital	27	15
Other	(48)	28
Cash provided by operating activities	394	586

Cash used for investing activities:
Payments for acquisitions, net of cash acquired	(1,272)	(4)
Capital expenditures, net of proceeds on disposals	(156)	(141)
Cash used for investing activities	(1,428)	(145)

Cash provided by (used for) financing activities:
Proceeds from (payments on) debt, net	1,212	(332)
Bridge financing costs	(20)	—
Debt issuance costs	(15)	—
Issuance of common stock, net	17	1
Dividends paid (including to non-controlling interests)	(45)	(45)
Excess tax benefit on share-based compensation	6	1
Cash provided by (used for) financing activities	1,155	(375)

Effect of foreign exchange rate changes on cash	6	2
Increase in cash and cash equivalents	127	68
Cash and cash equivalents, beginning of period	175	107
Cash and cash equivalents, end of period	$302	$175

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(Dollars in millions)	2010	2009	%	2010	2009	%
Net Sales
North America	$737.6	$554.4	33%	$2,438.8	$2,268.4	8%
South America	367.0	298.4	23%	1,240.8	1,012.1	23%
Asia Africa	232.1	105.8	119%	616.9	391.5	58%
Europe	70.1	—		70.1	—
Total	$1,406.8	$958.6	47%	$4,366.6	$3,672.0	19%

Operating Income
North America	$84.1	$62.0	36%	$248.8	$176.8	41%
South America	49.7	46.5	7%	163.1	137.9	18%
Asia Africa	23.7	5.7	316%	62.2	16.9	268%
Europe	3.2	—		3.2	—
Corporate	(12.7)	(15.2)	(16)%	(50.9)	(53.8)	(5)%
Sub-total	148.0	99.0	49%	426.4	277.8	53%
Acquisition costs	(17.5)	—		(35.0)	—
Impairment / restructuring charges	(0.5)	—		(24.5)	(125.0)
Charge for fair value mark-up of acquired inventory	(27.4)	—		(27.4)	—
Total	$102.6	$99.0	4%	$339.5	$152.8	122%

As a result of the acquisition of National Starch, the Company has added a new region for its operations in Europe.

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the years ended December 31, 2010 and 2009, were $156 million and $141 million, respectively. For 2011, the Company anticipates capital expenditures to be in the range of $280 million to $300 million.

III.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as impairment and restructuring costs and acquisition and integration costs related to the acquisition of National Starch.  The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Earnings Per Share (“EPS”)

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2010		December 31, 2009		December 31, 2010		December 31, 2009
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to CPI	$52.0	$0.67	$56.3	$0.74	$169.2	$2.20	$41.1	$0.54

Add back:

Acquisition costs, net of income tax benefit of $6.2 million and $9.0 million, respectively	11.3	0.15	—	—	26.0	0.34	—	—

Impairment/restructuring charges, net of income tax benefit of $0.5 million and $2.7 million for the three months and twelve months ended December 31, 2010, respectively, and $14.7 million for the year ended December 31, 2009	—	—	—	—	21.8	0.29	110.3	1.47

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $9.3 million	18.1	0.23	—	—	18.1	0.23	—	—

Bridge loan fees, net of income tax benefit of $6.9 million	—	—	—	—	12.7	0.16	—	—

Other acquisition-related financing costs, net of income tax benefit of $0.8 million	—	—	—	—	1.4	0.02	—	—

Non-GAAP adjusted net income	$81.4	$1.05	$56.3	$0.74	$249.2	$3.24	$151.4	$2.01

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Operating Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2010	2009	2010	2009

Operating income	$102.6	$99.0	$339.5	$152.8

Add back:

Acquisition costs	17.5	—	35.0	—

Impairment/restructuring charges	0.5	—	24.5	125.0

Charge for fair value mark-up of acquired inventory	27.4	—	27.4	—

Non-GAAP adjusted operating income	$148.0	$99.0	$426.4	$277.8